EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2023 EARNINGS
PROACTIVE BALANCE SHEET AND CREDIT RISK MANAGEMENT
NOVATO, CA, January 29, 2024 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," today announced earnings of $610 thousand for the fourth quarter of 2023, compared to $5.3 million for the third quarter of 2023. Diluted earnings per share were $0.04 for the fourth quarter of 2023, compared to $0.33 for the prior quarter. Full year 2023 earnings were $19.9 million, compared to $46.6 million for 2022.  Diluted earnings per share were $1.24 and $2.92 for the years ended December 31, 2023 and December 31, 2022, respectively. Major drivers of the decrease in fourth quarter earnings were a $5.9 million pretax net loss on the sale of investment securities in an unrealized loss position as part of our strategic balance sheet restructuring, which reduced net income by $4.2 million, or $0.26 per share, and an $875 thousand increase in the pre-tax credit loss provision, both of which are discussed in more detail below.

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the fourth quarter 2023 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online on Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

“We made meaningful progress on multiple important fronts during the fourth quarter. We sold securities and paid down borrowings in strategic moves that improved our net interest margin in the quarter and positioned the Bank for bolstered profitability in 2024,” said Tim Myers, President and Chief Executive Officer. “Our lending teams also drove improvement in originations, with yields significantly higher than those on loans paid off. While payoffs were elevated, the bulk of them were the result of deliberate credit risk management, successful construction project completions and asset sales. We continue to proactively manage and provision for credit risk, exiting certain loans, and preparing for a potential protracted period of commercial and real estate weakness. This is consistent with our conservative credit culture and long history of successfully managing risk exposure in our loan portfolio. We believe our asset quality is strong, with non-accrual loans at just 0.39% of total loans at quarter-end.”

Bancorp also provided the following highlights for the fourth quarter and year ended December 31, 2023:

•The fourth quarter tax-equivalent net interest margin improved 5 basis points over the preceding quarter to 2.53% from 2.48% due to the reduction in borrowings and higher yields on loans and investments, partially offset by higher deposit rates.
•The Bank sold $131.9 million in available-for-sale investment securities in the fourth quarter as part of a balance sheet restructuring, resulting in a net pretax loss of $5.9 million, as mentioned above. At the time, the sales proceeds were largely directed toward new loan originations and repayment of borrowings, which is expected to accelerate the improvement of the net interest margin over the coming quarters. Over the course of 2023, balance sheet restructuring activities included the sale of $214.5 million in available-for-sale securities, the sale of 10,439 shares of Visa Inc. Class B restricted common stock, and the execution of $101.8 million of fair value hedges. The securities sales benefited net interest income through higher interest earned on cash and loans and lower borrowing costs, while the hedges were designed to protect the fair value of the available-for-sale investment portfolio against further increases in the yield curve and have been accretive to net interest margin.
•A $1.3 million provision for credit losses on loans in the fourth quarter brought the allowance for credit losses to 1.21% of total loans, compared to 1.16% as of September 30, 2023. The increase was due primarily to specific allowances on loans with unique credit risk characteristics not indicative of pooled loans, as discussed further below.
•Our loan portfolio continues to perform well, with classified loans at 1.56% of total loans. Non-owner-occupied commercial real estate loans made up $23.7 million, or 73%, of total classified loans as of December 31, 2023, compared to $23.6 million, or 59%, at September 30, 2023. The Bank continues to proactively identify and manage credit risk within the loan portfolio.
•Non-accrual loans were 0.39% of total loans at quarter-end, up from 0.27% at September 30, 2023. The $2.3 million net increase is explained further below.
•Loan balances of $2.074 billion at December 31, 2023, were down slightly from $2.087 billion at September 30, 2023, reflecting originations of $53.8 million and payoffs of $50.3 million. Originations were at rates averaging approximately 175 basis points above the rates on loans paid off during the quarter. Loan amortization from scheduled repayments, partially offset by the net increase in utilization of credit lines, reduced loan balances by $16.7 million during the quarter.
•Total deposits decreased by $153.6 million to $3.290 billion as of December 31, 2023, from $3.444 billion as of September 30, 2023. Most of the decline was due to a combination of outflows related to planned business activities and seasonal fluctuations consistent with prior years. Additionally, some balance declines were associated with loan relationships exited during the quarter and we saw some customers move cash into alternative investments to capture higher returns, a portion of which was directed to our own wealth management group. Deposits have increased by as much as $104 million during January, which illustrates how normal fluctuations in our customers' operating accounts can affect daily balances and why we maintain high levels of on-balance-sheet and contingent liquidity. Non-interest bearing deposits declined to 43.8% of total deposits at December 31, 2023, compared to 47.7% at September 30, 2023. The increase in average cost of deposits decelerated to 21 basis points in the fourth quarter, from 0.94% to 1.15%, compared to a 25 basis point increase in the prior quarter. We believe we are appropriately competitive in regard to deposit pricing, given our relationship banking model that differentiates Bank of Marin with exceptional service. Balances in the reciprocal deposit network program decreased $59.8 million during the quarter to $423.5 million, and estimated uninsured deposits consisted of 28% of total deposits as of December 31, 2023. Customers continue to show interest in deposit networks for FDIC protection and traditional time deposit accounts, although activity for both has slowed from prior quarters.
•Total borrowings decreased by $94.0 million to $26.0 million during the fourth quarter as a result of the balance sheet restructuring. Net available funding sources of $2.0 billion provided 213% coverage of an estimated $923.4 million in uninsured deposits as of December 31, 2023. Subsequent to year-end, borrowings net of cash have been zero since January 9th.
•Return on average assets ("ROA") was 0.06% for the fourth quarter of 2023, compared to 0.52% for the prior quarter, and return on average equity ("ROE") was 0.57%, compared to 4.94% for the prior quarter. The efficiency ratio for the fourth quarter of 2023 was 91.94%, compared to 72.96% for the prior quarter of 2023.
•All capital ratios were above well-capitalized regulatory requirements. The total risk-based capital ratios at December 31, 2023 for Bancorp and the Bank were 16.89% and 16.62%, respectively, compared to 16.56% and 16.13% at September 30, 2023. Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.73% at December 31, 2023, and the Bank's TCE ratio was 9.53%. While the Bank has no intention of selling its held-to-maturity securities, as of December 31, 2023, Bancorp's TCE ratio, net of after-tax unrealized losses on held-to-maturity securities as if the losses were realized, was 7.8% (refer to the discussion and reconciliation of this non-GAAP financial measure below).
•The Board of Directors declared a cash dividend of $0.25 per share on January 25, 2024, which was the 75th consecutive quarterly dividend paid by Bancorp. The dividend is payable on February 15, 2024 to shareholders of record at the close of business on February 8, 2024.

“While fourth quarter earnings reflect the cost of restructuring the balance sheet, our pre-tax, pre-credit loss provision income would have been 4% higher than in the third quarter excluding the loss on sale of securities. Although the interest rate risk position is fairly neutral and would benefit from falling rates, we believe that the full effect of the restructuring combined with selective growth in loans and the natural repricing of the existing loan book will continue to support net interest margin expansion,” said Tani Girton, Executive Vice President and Chief Financial Officer. “We will continue to look for opportunities to make incremental adjustments across our balance sheet and expense structure to enhance profitability and self-fund improvements in efficiency and organizational effectiveness. Our vigilant credit administration, consistent expense discipline, and commitment to strong capital and liquidity levels give us a strong foundation to continue pursuing prudent expansion in 2024.”

Loans and Credit Quality

Loans decreased by $13.2 million for the fourth quarter and totaled $2.074 billion as of December 31, 2023. Loan originations were $53.8 million for the fourth quarter of 2023, compared to $22.7 million in the prior quarter. The pipeline is growing with greater diversity in product and industry types. The commercial banking unit continues to look to add efficiencies to its business model through the consolidation of smaller offices and increased recruitment discussions with consistently high-achieving relationship bankers whose expertise includes outstanding credit acumen. A focus on owner-occupied commercial real estate is expected to drive new customer growth and, as a byproduct, deposits and private banking or wealth management service opportunities. While Bank of Marin has continued its steadfast conservative underwriting practices and has not changed its credit standards or policies in reaction to current market conditions, our portfolio management and credit teams are exercising heightened awareness of the potential for credit quality deterioration. The Bank continues to focus on extending credit within the markets within our footprint and serving the needs of our existing clients while ensuring new opportunities present the appropriate levels of risk and return.

Loan payoffs were $50.3 million for the fourth quarter of 2023, compared to $12.7 million for the prior quarter. The majority of the payoffs were a result of asset sales, cash payoffs, project completions, and purposeful relationship exits, all of which showcased the Bank's focus on credit quality and proactive engagement with customers. It should be noted that only a minimal amount was refinanced. In addition, $16.7 million of loan amortization from scheduled repayments, net of credit line utilization, contributed to the decline in loan balances for the quarter ended December 31, 2023.

Loans decreased $18.8 million in the year ended December 31, 2023, compared to a $163.1 million decrease in 2022. Loan originations were $144.1 million in 2023, compared to $240.2 million in 2022. Excluding PPP loans, payoffs were $107.1 million in 2023, compared to $258.5 million in 2022. PPP loan payoffs during 2023 and 2022 were $2.7 million and $107.7 million, respectively. In addition, loan amortization from scheduled repayments totaling $79.6 million was partially offset by a $26.5 million net increase in utilization of credit lines in 2023.

Non-accrual loans totaled $8.0 million, or 0.39% of the loan portfolio, at December 31, 2023, compared to $5.7 million, or 0.27%, at September 30, 2023. Three loans totaling $6.2 million moved to non-accrual status in the fourth quarter, including one unsecured commercial loan, one commercial loan secured by owner-occupied real estate, and one non-owner occupied commercial real estate loan. These increases were partially offset by the note sale of a $3.8 million owner-occupied agricultural commercial real estate loan to a third party, as discussed further below, and $223 thousand in payoffs and paydowns. Of the total non-accrual loans as of December 31, 2023, 66% were collateralized by real estate with no expected credit losses.

Classified loans totaled $32.3 million as of December 31, 2023, compared to $39.7 million as of September 30, 2023. The decrease of $7.4 million was due primarily to payoffs totaling $4.6 million, the partial charge-off from a note sale related to a $3.8 million owner-occupied agricultural commercial real estate loan, and paydowns of $267 thousand, partially offset by the downgrade to substandard of one commercial loan secured by owner-occupied real estate totaling $1.3 million. Accruing loans past due 30 to 89 days totaled $1.0 million at December 31, 2023, compared to $2.2 million at September 30, 2023.

Loans designated special mention, which are not considered adversely classified, increased by $22.8 million to $135.2 million as of December 31, 2023, from $112.4 million as of September 30, 2023. The increase was largely due to $26.2 million in downgrades from pass risk ratings, 98% of which are real estate secured, offset by $1.9 million in net paydowns and payoffs, $1.3 million in downgrades from special mention to substandard, and $188 thousand in upgrades to pass risk rating.

With the heightened market concern about non-owner-occupied commercial real estate, and in particular the office sector, we are providing the following additional information. We continue to maintain diversity among property types and within our geographic footprint. In particular, our office commercial real estate portfolio in the City of San Francisco represents just 3% of our total loan portfolio and 6% of our total non-owner-occupied commercial real estate portfolio. As of the last measurement period, the weighted average loan-to-value and weighted average debt-service coverage ratios for the entire non-owner-occupied office portfolio were 59% and 1.60x, respectively. For the thirteen non-owner-occupied office loans in the City of San Francisco, the weighted average loan-to-value and debt-service coverage ratios were 67% and 1.00x, respectively. During the fourth quarter, we conducted a review of the refinance risk in our non-owner-occupied commercial real estate portfolio, the results of which can be seen in our earnings presentation. We evaluated 70 loans with commitments of $1.0 million or more, totaling $184.1 million, that mature or reprice in 2024 and 2025. We determined that the refinance risk on these loans is manageable with weighted average debt service coverage ratios ranging from 1.52 to 1.69 times for maturities and from 1.20 to 1.59 times for repricings based on current market interest rates.

Net charge-offs for the fourth quarter of 2023 totaled $387 thousand, compared to net recoveries of $3 thousand in the prior quarter. The ratio of allowance for credit losses to loans was 1.21% at December 31, 2023, compared to 1.16% at September 30, 2023.

The provision for credit losses on loans for the fourth quarter was $1.3 million, compared to $425 thousand for the prior quarter. The fourth quarter provision was due primarily to $1.4 million in specific allowances related to three non-owner-occupied commercial real estate loans and one commercial loan that have exhibited certain credit risk characteristics over time not indicative of pooled loans. Of the specific allowances, $817 thousand was related to two non-owner-occupied commercial real estate loans with existing substandard risk ratings and collateral valuation issues caused by persistently higher than average vacancy rates. In addition, $601 thousand was related to one unsecured commercial loan and one non-owner-occupied commercial real estate loan that were placed on non-accrual status during the fourth quarter, where the estimated credit losses were derived using either discounted expected cash flows or adjusted collateral values and loss rates. A large portion of these specific allowances was previously recognized in the quantitative and qualitative estimated credit losses for pooled loans and shifted to the allowance for individually evaluated loans in the fourth quarter. Other elements of the provision included a $406 thousand loss on the note sale of an owner-occupied agricultural commercial real estate loan to an unrelated third party that was charged to the allowance concurrent with the sale, a decrease in loans, and a stable California unemployment rate forecast for the next four quarters. Net adjustments to qualitative factors in the fourth quarter did not materially affect the provision.

There was no provision for credit losses on unfunded loan commitments for either the fourth quarter of 2023 or the prior quarter.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $30.5 million at December 31, 2023, compared to $123.1 million at September 30, 2023. The $92.7 million reduction was a component of the balance sheet restructuring strategy.

Investments

The investment securities portfolio totaled $1.477 billion at December 31, 2023, a decrease of $116.7 million from September 30, 2023. The decrease in the fourth quarter of 2023 was primarily the result of sales of $131.9 million of available-for-sale securities, principal repayments totaling $18.7 million, and $1.0 million in net amortization, offset by a $34.8 million decrease in pre-tax unrealized losses on available-for-sale investment securities. The year-over-year decrease of $297.1 million was due to sales of $214.5 million of available-for-sale securities, maturities, calls, and principal repayments totaling $106.5 million, and $5.2 million in net amortization, partially offset by a $29.1 million decrease in pre-tax unrealized losses on investment securities. Both the available-for-sale and held-to-maturity portfolios are eligible for pledging to either the FHLB or the Federal Reserve as collateral for borrowings. The portfolios are comprised of high-credit quality investments with average effective durations of 4.37 on available-for-sale securities and 5.72 on held-to-maturity securities. Both portfolios generated cash flows monthly from interest, principal amortization and payoffs, which support the Bank's liquidity, totaling $28.0 million and $41.1 million in the fourth and third quarters of 2023, respectively.

Deposits

Deposits totaled $3.290 billion at December 31, 2023, compared to $3.444 billion at September 30, 2023, and $3.573 billion at December 31, 2022. The decline in deposits was mostly due to seasonal and planned year-end business activities or unique events, such as payroll, profit-sharing, partner and trust distributions, substantial year-end vendor payments, and traditional business expenses. Non-interest bearing deposits made up 43.8% of total deposits as of December 31, 2023, compared to 47.7% as of September 30, 2023. The decline in non-interest-

bearing deposits aligns with the changes in total deposits during the quarter. Money market balances increased from 31.7% to 34.6%, and time deposits increased from 6.7% to 7.6% of total deposits.

Although we have experienced growth and movement in both money market accounts and time deposits, all activity was a result of relationship pricing, the current rate environment, and customer behaviors, as opposed to CD specials or blanket rate adjustments. We continue our disciplined and focused approach to relationship management and customer outreach, adding nearly 1,300 new accounts during the fourth quarter, totaling over 5,000 in 2023. In the fourth quarter, 29% of our new accounts represented new relationships, bringing total new relationships to over 1,600 for 2023. Trends in deposit networks, as well as new account activity, demonstrate increased customer confidence, as compared to early 2023.

While we saw a decline in deposits overall in the fourth quarter and for the year 2023, deposits were up $39.5 million since the events that led to the failure of a few regional banks at the end of the first quarter of 2023 and we continue to execute our business model without the utilization of brokered deposits. As of December 31, 2023, 59% of deposit balances were held in business accounts with average balances of $120 thousand per account. The remaining 41% were consumer accounts with average balances of $41 thousand per account. The largest depositor represented 1.7% of total deposits and the combined four largest depositors represented 4.6% of total deposits. Our liquidity policies require that compensating cash or investment security balances be held against concentrations over a certain level.

Borrowing and Liquidity

At December 31, 2023, the Bank had $26.0 million in outstanding borrowings, a reduction of $94.0 million from $120.0 million at September 30, 2023, and $86.0 million from $112.0 million at December 31, 2022. The quarterly decrease was the result of the balance sheet restructuring discussed above. Net available funding sources, including unrestricted cash, unencumbered available-for-sale securities, and total available borrowing capacity, were $1.967 billion, or 60% of total deposits and 213% of estimated uninsured and/or uncollateralized deposits as of December 31, 2023. The Federal Reserve's Bank Term Funding Program ("BTFP") facility offers borrowing capacity based on the par values of securities pledged, making the funds available less sensitive to changes in market rates.

The following table details the components of our contingent liquidity sources as of December 31, 2023.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted cash [1]	$13.5	N/A	$13.5
Unencumbered securities at market value	501.7	N/A	501.7
External Sources
FHLB line of credit	1,009.0	$—	1,009.0
FRB line of credit and BTFP facility	334.2	(26.0)	308.2
Lines of credit at correspondent banks	135.0	—	135.0
Total Liquidity	$1,993.4	$(26.0)	$1,967.4
1 Excludes cash items in transit as of December 31, 2023.
Note: Brokered deposits available through third-party networks are not included above.

Capital Resources

The total risk-based capital ratio for Bancorp was 16.89% at December 31, 2023, compared to 16.56% at September 30, 2023. The total risk-based capital ratio for the Bank was 16.62% at December 31, 2023, compared to 16.13% at September 30, 2023.

Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.7% at December 31, 2023, compared to 8.6% at September 30, 2023. The TCE ratio increased quarter over quarter as the decrease in unrealized losses on available-for-sale securities increased tangible equity and tangible assets decreased. The Bank's capital plan and point-in-time capital stress tests indicate that capital ratios will remain above well-capitalized regulatory and internal policy minimums throughout the five-year forecast horizon and across various stress scenarios. The TCE ratio if the net unrealized losses on held-to-maturity securities were treated the same as available-for-sale securities at December 31, 2023 would have been 7.8%. Management believes this non-GAAP measure is important because it reflects the level of capital available to withstand drastic changes in market conditions (refer to the discussion and reconciliation of this non-GAAP financial measure below).

Earnings

Net Interest Income

Net interest income totaled $24.3 million for the fourth quarter of 2023, compared to $24.5 million for the prior quarter. The $205 thousand decrease from the prior quarter was primarily related to an increase of $1.7 million in interest expense on deposits, partially offset by a $1.2 million decrease in borrowing expense and an increase of $319 thousand in interest income on earning assets. Quarter-over-quarter, average interest-bearing deposit balances decreased by $63.5 million to $1.824 billion, while the cost of deposits increased 21 basis points to 1.15%. Average borrowings and other obligations decreased by $83.6 million to $104.9 million, and the cost of borrowings decreased 24 basis points to 5.15% for the quarter.

Net interest income totaled $102.8 million in 2023, compared to $127.5 million in 2022. The $24.7 million decrease from the prior year was primarily due to higher funding costs of $34.2 million, partially offset by higher average yields on earning assets.

The tax-equivalent net interest margin was 2.53% for the fourth quarter of 2023, compared to 2.48% for the prior quarter. The increase from the prior quarter was primarily due to the reduction of high-cost borrowings and higher yields on earning assets, partially offset by the higher cost of deposits.

The tax-equivalent net interest margin was 2.63% for 2023, compared to 3.11% for 2022. The decrease was primarily attributed to higher deposit and borrowing costs, partially offset by higher yields on loans and investment securities. Average interest-bearing deposit balances decreased by $115.2 million while the average rate increased by 133 basis points, decreasing the margin by 58 basis points. Average borrowings and other obligations increased by $219.3 million while the average cost increased 125 basis points, decreasing the net interest margin by 29 basis points. Average loan balances decreased by $75.5 million while the average yield increased by 36 basis points, increasing the margin by 23 basis points. Average investment securities decreased $42.9 million, while their average yield increased 25 basis points, improving the margin by 14 basis points.

Non-Interest Income

Non-interest income ended up in a loss position of $3.3 million for the fourth quarter of 2023, compared to income of $2.6 million for the third quarter of 2023. The $5.9 million decrease from the prior quarter was primarily attributed to the $5.9 million net loss on sale of available-for-sale investment securities in the quarter, as discussed above. Excluding the loss on sale of securities, non-interest income rose by $40 thousand, largely due to modest increases from wealth management and trust services and other income, partially offset by a decrease in debit card interchange fees.

Non-interest income totaled $5.0 million for 2023, a $5.9 million decrease from $10.9 million for 2022. The decrease in 2023 was primarily due to the $5.9 million net loss on the sale of investment securities mentioned above. Excluding this loss, non-interest income decreased by $86 thousand, which included a $504 thousand decline in deposit network fees earned when deposit balances were brought back on the balance sheet, and a $220 thousand decrease in debit card interchange income. Decreases were partially offset by $573 thousand higher benefit payments from and balances in bank-owned life insurance, and $209 thousand from increases in dividends on Federal Home Loan Bank stock.

Non-Interest Expense

Non-interest expenses totaled $19.3 million for the fourth quarter of 2023, compared to $19.7 million for the prior quarter, a decrease of $458 thousand. Salaries and related benefits decreased $380 thousand, largely due to incentive bonus and profit sharing accrual adjustments, a decrease in stock-based compensation for performance awards due to revised payout estimates, and an increase to the discount rate on SERPs, partially offset by increases in regular salaries and accruals for insurance and employee paid time off. In addition, deposit network fees decreased by $287 thousand from a decline in average reciprocal deposit network balances. These decreases were partially offset by a $164 thousand increase in professional services expenses from certain legal, compliance, and systems transformation consulting costs.

Non-interest expenses increased $4.2 million to $79.5 million in 2023 from $75.3 million in 2022. Significant fluctuations were as follows:

•Deposit network fees increased by $2.5 million as customers sought additional FDIC insurance protection through reciprocal deposit networks.
•Salaries and employee benefits increased by $1.4 million primarily due to the filling of open positions and the hiring of several key employees and officers, an increase in SERP-related expenses largely due to new and retired participant adjustments lowering costs for 2022, an increase in deferred officer compensation expense from increased participation and interest rates, higher insurance costs, and lower deferred loan origination costs. Increases to salaries and employee benefits were partially offset by a decrease in profit sharing expense mainly from accrual adjustments and because some contributions in 2023 were made from forfeitures rather than paid in cash, a decrease in accrued incentive bonuses, and a decrease in stock-based compensation from changes in award structure and estimated performance award payout estimates.
•FDIC insurance expense increased by $699 thousand due to an increase in the FDIC statutory assessment rate to strengthen the Deposit Insurance Fund.
•Occupancy and equipment and depreciation and amortization expenses rose by $483 thousand and $258 thousand, respectively, mainly from the acceleration of lease-related costs for branch closures in the first quarter of 2023 and higher maintenance costs.
•Professional services expenses increased by $299 thousand, mainly from consulting fees associated with core systems contract negotiations, systems transformation projects, and internal and external audit costs.
•Information technology and data processing expenses decreased by $628 thousand and $592 thousand, respectively, due to our core system contract renegotiation for the current period and because the prior year included data processing expenses largely eliminated after the systems conversion associated with the American River Bankshares merger.
•Other real estate owned expenses decreased by $311 thousand due to the write-down in 2022 of the property that was then sold in the third quarter of 2023.

Statement Regarding Use of Non-GAAP Financial Measures

Results for 2022 were impacted by costs associated with our 2021 acquisition of American River Bankshares, which we considered immaterial to discuss in this release. For additional information regarding the impact of non-GAAP adjustments to our third quarter and year-to-date 2022 performance measures, refer to Form 10-Q filed on November 8, 2022.

Financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that, given recent industry turmoil, the presentation of Bancorp's non-GAAP TCE ratio reflecting the after tax impact of unrealized losses on held-to-maturity securities provides useful supplemental information to investors because it reflects the level of capital available to withstand drastic changes in market conditions. Because there are limits to the usefulness of this measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the non-GAAP TCE ratio is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, unaudited)		December 31, 2023	December 31, 2022
Tangible Common Equity - Bancorp
Total stockholders' equity		$439,062	$412,092
Goodwill and core deposit intangible		(76,520)	(77,870)
Total TCE	a	362,542	334,222
Unrealized losses on HTM securities, net of tax		(77,739)	(89,432)
TCE, net of unrealized losses on HTM securities (non-GAAP)	b	$284,803	$244,790
Total assets		$3,803,903	$4,147,464
Goodwill and core deposit intangible		(76,520)	(77,870)
Total tangible assets	c	3,727,383	4,069,594
Unrealized losses on HTM securities, net of tax		(77,739)	(89,432)
Total tangible assets, net of unrealized losses on HTM securities (non-GAAP)	d	$3,649,644	$3,980,162
Bancorp TCE ratio	a / c	9.7%	8.2%
Bancorp TCE ratio, net of unrealized losses on HTM securities (non-GAAP)	b / d	7.8%	6.2%

Share Repurchase Program

On July 21, 2023, the Board of Directors approved the adoption of Bancorp's new share repurchase program, which replaced the existing program that expired on July 31, 2023, for up to $25.0 million and expiring on July 31, 2025. There have been no repurchases under this program in 2023.

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its fourth quarter and year-end 2023 earnings call on Monday, January 29, 2024 at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $3.8 billion as of December 31, 2023, Bank of Marin had 27 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and the Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war or other conflicts such as Russia's military action in Ukraine and more recently between Israel and Hamas, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area);

adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(BMRC-ER)

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended		Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022
Selected operating data and performance ratios:
Net income	$610	$5,295	$19,895	$46,586
Diluted earnings per common share	$0.04	$0.33	$1.24	$2.92
Return on average assets	0.06%	0.52%	0.49%	1.08%
Return on average equity	0.57%	4.94%	4.69%	11.16%
Efficiency ratio	91.94%	72.96%	73.76%	54.39%
Tax-equivalent net interest margin	2.53%	2.48%	2.63%	3.11%
Cost of deposits	1.15%	0.94%	0.74%	0.06%
Net charge-offs (recoveries)	$387	$(3)	$386	$(23)
Net charge-offs (recoveries) to average loans	0.02%	NM	0.02%	NM

(in thousands; unaudited)		December 31, 2023	September 30, 2023	December 31, 2022
Selected financial condition data:
Total assets		$3,803,903	$4,035,549	$4,147,464
Loans:
Commercial and industrial		$153,750	$174,096	$173,547
Real estate:
Commercial owner-occupied		333,181	346,307	354,877
Commercial non--owner occupied		1,219,385	1,190,813	1,191,889
Construction		99,164	109,305	114,373
Home equity		82,087	83,267	88,748
Other residential		118,508	116,674	112,123
Installment and other consumer loans		67,645	66,480	56,989
Total loans		$2,073,720	$2,086,942	$2,092,546
Non-accrual loans: [1]
Commercial and industrial		$4,008	$—	$—
Real estate:
Commercial owner-occupied		434	4,281	1,563
Commercial non-owner occupied		3,081	901	—
Home equity		469	490	778
Installment and other consumer loans		—	—	91
Total non-accrual loans		$7,992	$5,672	$2,432
Classified loans (graded substandard and doubtful)		$32,324	$39,697	$28,109
Classified loans as a percentage of total loans		1.56%	1.90%	1.34%
Total accruing loans 30-89 days past due		$1,017	$2,216	$664
Allowance for credit losses to total loans		1.21%	1.16%	1.10%
Allowance for credit losses to non-accrual loans		3.15x	4.28x	9.45x
Non-accrual loans to total loans		0.39%	0.27%	0.12%
Total deposits		$3,290,075	$3,443,684	$3,573,348
Loan-to-deposit ratio		63.03%	60.60%	58.56%
Stockholders' equity		$439,062	$418,618	$412,092
Book value per share		$27.17	$25.94	$25.71
Tangible common equity to tangible assets- Bank		9.53%	8.34%	8.10%
Tangible common equity to tangible assets- Bancorp		9.73%	8.63%	8.21%
Total risk-based capital ratio - Bank		16.62%	16.13%	15.73%
Total risk-based capital ratio - Bancorp		16.89%	16.56%	15.90%
Full-time equivalent employees		329	334	313
[1] There were no non-performing loans over 90 days past due and accruing interest as of December 31, 2023, September 30, 2023 and December 31, 2022.
NM - Not meaningful.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
As of December 31, 2023, September 30, 2023 and December 31, 2022

(in thousands, except share data; unaudited)	December 31, 2023	September 30, 2023	December 31, 2022
Assets
Cash, cash equivalents and restricted cash	$30,453	$123,132	$45,424
Investment securities:
Held-to-maturity (at amortized cost, net of zero allowance for credit losses at December 31, 2023, September 30, 2023, and December 31, 2022 )	925,198	935,142	972,207
Available-for-sale (at fair value; amortized cost of $613,479, $755,038 and $892,605 at December 31, 2023, September 30, 2023 and December 31, 2022, respectively; net of zero allowance for credit losses at December 31, 2023, September 30, 2023 and December 31, 2022)	552,028	658,815	802,096
Total investment securities	1,477,226	1,593,957	1,774,303
Loans, at amortized cost	2,073,720	2,086,942	2,092,546
Allowance for credit losses on loans	(25,172)	(24,260)	(22,983)
Loans, net of allowance for credit losses on loans	2,048,548	2,062,682	2,069,563
Goodwill	72,754	72,754	72,754
Bank-owned life insurance	68,102	67,738	67,066
Operating lease right-of-use assets	20,316	21,589	24,821
Bank premises and equipment, net	7,792	8,174	8,134
Core deposit intangible, net	3,766	4,096	5,116
Other real estate owned	—	—	455
Interest receivable and other assets	74,946	81,427	79,828
Total assets	$3,803,903	$4,035,549	$4,147,464
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,441,987	$1,642,244	$1,839,114
Interest bearing:
Transaction accounts	225,040	221,128	287,651
Savings accounts	233,298	257,754	338,163
Money market accounts	1,138,433	1,090,181	989,390
Time accounts	251,317	232,377	119,030
Total deposits	3,290,075	3,443,684	3,573,348
Borrowings and other obligations	26,298	120,335	112,439
Operating lease liabilities	22,906	24,040	26,639
Interest payable and other liabilities	25,562	28,872	22,946
Total liabilities	3,364,841	3,616,931	3,735,372
Stockholders' Equity
Preferred stock, no par value; authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value; authorized - 30,000,000 shares; issued and outstanding - 16,158,413, 16,139,321 and 16,029,138 at December 31, 2023, September 30, 2023 and December 31, 2022, respectively	217,498	217,202	215,057
Retained earnings	274,570	277,996	270,781
Accumulated other comprehensive loss, net of tax	(53,006)	(76,580)	(73,746)
Total stockholders' equity	439,062	418,618	412,092
Total liabilities and stockholders' equity	$3,803,903	$4,035,549	$4,147,464

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Interest income
Interest and fees on loans	$24,964	$24,704	$23,500	$98,505	$93,868
Interest on investment securities	9,289	9,345	10,126	38,660	34,766
Interest on federal funds sold and due from banks	1,170	1,055	575	2,329	1,407
Total interest income	35,423	35,104	34,201	139,494	130,041
Interest expense
Interest on interest-bearing transaction accounts	278	270	191	1,036	421
Interest on savings accounts	322	229	32	867	125
Interest on money market accounts	7,188	5,988	405	18,553	1,589
Interest on time accounts	1,991	1,555	114	4,715	323
Interest on borrowings and other obligations	1,380	2,593	89	11,562	91
Total interest expense	11,159	10,635	831	36,733	2,549
Net interest income	24,264	24,469	33,370	102,761	127,492
Provision for (reversal of) credit losses on loans	1,300	425	—	2,575	(63)
Reversal of credit losses on unfunded loan commitments	—	—	—	(342)	(318)
Net interest income after provision for (reversal of) credit losses	22,964	24,044	33,370	100,528	127,873
Non-interest income
Wealth Management and Trust Services	560	515	490	2,145	2,227
Service charges on deposit accounts	522	508	519	2,083	2,007
Debit card interchange fees, net	373	456	513	1,831	2,051
Earnings on bank-owned life insurance, net	364	371	296	1,802	1,229
Dividends on Federal Home Loan Bank stock	349	324	297	1,265	1,056
Merchant interchange fees, net	119	117	119	496	549
(Losses) gains on investment securities, net	(5,907)	14	—	(5,893)	(63)
Other income	337	293	353	1,260	1,849
Total non-interest income	(3,283)	2,598	2,587	4,989	10,905
Non-interest expense
Salaries and employee benefits	10,361	10,741	9,600	43,448	42,046
Occupancy and equipment	1,939	1,973	2,084	8,306	7,823
Data processing	1,081	1,009	1,080	4,057	4,649
Professional services	921	757	985	3,598	3,299
Deposit network fees	940	1,227	105	2,783	258
Depreciation and amortization	393	423	581	2,098	1,840
Federal Deposit Insurance Corporation insurance	454	469	293	1,878	1,179
Information technology	431	411	678	1,569	2,197
Amortization of core deposit intangible	330	335	365	1,350	1,489
Directors' expense	319	272	269	1,212	1,107
Charitable contributions	10	20	104	717	709
Other real estate owned	—	—	4	48	359
Other expense	2,110	2,110	2,162	8,417	8,314
Total non-interest expense	19,289	19,747	18,310	79,481	75,269
Income before provision for income taxes	392	6,895	17,647	26,036	63,509
Provision for income taxes	(218)	1,600	4,766	6,141	16,923
Net income	$610	$5,295	$12,881	$19,895	$46,586
Net income per common share:
Basic	$0.04	$0.33	$0.81	$1.24	$2.93
Diluted	$0.04	$0.33	$0.81	$1.24	$2.92
Weighted average shares:
Basic	16,040	16,028	15,948	16,012	15,921
Diluted	16,052	16,036	16,001	16,026	15,969
Comprehensive income (loss):
Net income	$610	$5,295	$12,881	$19,895	$46,586
Other comprehensive income (loss):
Change in net unrealized gains or losses on available-for-sale securities	28,865	(13,792)	8,474	20,358	(88,620)
Reclassification adjustment for losses (gains) on available-for-sale securities included in net income	5,907	2,793	—	8,700	63
Reclassification adjustment for gains or losses for fair value hedges	(1,726)	367	—	(1,359)	—
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	—	—	(14,847)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	418	411	454	1,743	1,580
Other comprehensive income (loss), before tax	33,464	(10,221)	8,928	29,442	(101,824)
Deferred tax expense (benefit)	9,890	(3,021)	2,639	8,702	(30,102)
Other comprehensive income (loss), net of tax	23,574	(7,200)	6,289	20,740	(71,722)
Total comprehensive income (loss)	$24,184	$(1,905)	$19,170	$40,635	$(25,136)

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2023			September 30, 2023			December 31, 2022
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$84,864	$1,170	5.40%	$76,896	$1,055	5.37%	$61,878	$575	3.64%
Investment securities [2,3]	1,625,084	9,368	2.31%	1,721,367	9,436	2.19%	1,873,028	10,319	2.20%
Loans [1,3,4]	2,072,654	25,081	4.73%	2,096,814	24,823	4.63%	2,113,201	23,670	4.38%
Total interest-earning assets [1]	3,782,602	35,619	3.68%	3,895,077	35,314	3.55%	4,048,107	34,564	3.34%
Cash and non-interest-bearing due from banks	35,572			37,964			44,480
Bank premises and equipment, net	8,027			8,428			7,933
Interest receivable and other assets, net	128,587			134,075			125,483
Total assets	$3,954,788			$4,075,544			$4,226,003
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$228,168	$278	0.48%	$230,085	$270	0.47%	$290,064	$191	0.26%
Savings accounts	245,712	322	0.52%	266,770	229	0.34%	338,760	32	0.04%
Money market accounts	1,105,286	7,188	2.58%	1,046,011	5,988	2.27%	1,036,932	405	0.15%
Time accounts, including CDARS	244,661	1,991	3.23%	217,467	1,555	2.84%	127,906	114	0.35%
Borrowings and other obligations [1]	104,855	1,380	5.15%	188,415	2,593	5.39%	8,014	89	4.34%
Total interest-bearing liabilities	1,928,682	11,159	2.30%	1,948,748	10,635	2.17%	1,801,676	831	0.18%
Demand accounts	1,556,437			1,649,691			1,975,390
Interest payable and other liabilities	48,322			52,067			48,592
Stockholders' equity	421,347			425,038			400,345
Total liabilities & stockholders' equity	$3,954,788			$4,075,544			$4,226,003
Tax-equivalent net interest income/margin [1]		$24,460	2.53%		$24,679	2.48%		$33,733	3.26%
Reported net interest income/margin [1]		$24,264	2.51%		$24,469	2.46%		$33,370	3.23%
Tax-equivalent net interest rate spread			1.38%			1.38%			3.16%

				Year ended			Year ended
				December 31, 2023			December 31, 2022
					Interest			Interest
				Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)				Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]				$42,864	$2,329	5.36%	$120,395	$1,407	1.15%
Investment securities [2,3]				1,753,708	39,100	2.23%	1,796,628	35,534	1.98%
Loans [1,3,4]				2,099,719	99,018	4.65%	2,175,259	94,614	4.29%
Total interest-earning assets [1]				3,896,291	140,447	3.56%	4,092,282	131,555	3.17%
Cash and non-interest-bearing due from banks				37,868			53,534
Bank premises and equipment, net				8,348			7,400
Interest receivable and other assets, net				135,200			151,295
Total assets				$4,077,707			$4,304,511
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts				$240,524	$1,036	0.43%	$294,682	$421	0.14%
Savings accounts				281,611	867	0.31%	341,710	125	0.04%
Money market accounts				1,013,620	18,553	1.83%	1,065,104	1,589	0.15%
Time accounts, including CDARS				191,056	4,715	2.47%	140,547	323	0.23%
Borrowings and other obligations [1,6]				221,623	11,562	5.15%	2,295	91	3.90%
Total interest-bearing liabilities				1,948,434	36,733	1.89%	1,844,338	2,549	0.14%
Demand accounts				1,656,047			1,993,373
Interest payable and other liabilities				49,442			49,456
Stockholders' equity				423,784			417,344
Total liabilities & stockholders' equity				$4,077,707			$4,304,511
Tax-equivalent net interest income/margin [1]					$103,714	2.63%		$129,006	3.11%
Reported net interest income/margin [1]					$102,761	2.60%		$127,492	3.07%
Tax-equivalent net interest rate spread						1.67%			3.03%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2023 and 2022.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.